Exhibit 10.61

February 11, 2021

BY EMAIL

Jason Campagna

Re: Employment Agreement

Dear Jason:

On behalf of Q32 Bio Inc. (the “Company”) I am pleased to offer you the position of Chief Medical Officer and look forward to building a truly great company together. This letter agreement (this “Agreement”) confirms the terms and conditions of your employment with the Company.

1. Position. You shall serve as the Company’s Chief Medical Officer (the “CMO”) and report to the Company’s Chief Executive Officer (“CEO”). This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you shall not engage in any other employment, consulting or other business activities (whether full-time or part-time) unless you first obtain the CEO’s approval. You also may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company. Upon the ending of your employment, you shall immediately resign from any position(s) to which you were elected or appointed in connection with your position as CMO.

2. Start Date. Your employment with the Company shall begin on or before March 15, 2021 as mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date.”

3. Salary. The Company shall pay you a base salary at the rate of $425,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary shall be subject to periodic review and adjustments at the Company’s discretion (“Base Salary”).

4. Sign-on Bonus. The Company will provide you with a one-time sign on bonus of $50,000. The sign on bonus will be paid during your first month of employment and will be subject to customary deductions and withholdings. Should you voluntarily leave the Company (other than for death or disability or a Good Reason resignation as defined below) or are terminated for Cause, (i) within 12 months after receiving the sign on bonus, you shall repay such bonus within 30 days of the date of termination, or (ii) more than 12 months but within 24 months after receiving the sign on bonus, you shall repay 50% of such bonus within 30 days of the date of termination.

5. Annual Bonus. You shall be eligible to earn annual bonuses, each bonus targeted at an amount equal to 40% of the Base Salary you earn for the applicable bonus year. The actual amount of the bonus shall be determined by the CEO and the Company’s Board of Directors (“Board”) in its discretion, based on its assessment of your performance and that of the Company against established goals. You must be employed on December 31 of each year to earn a bonus for that year and, if earned, the bonus shall be paid no later than March 15 of the immediately following year.

6. Equity. Subject to the approval of the Board and upon, the Company will grant you an incentive stock option (the “Initial Stock Option Grant”) to purchase that number of shares of the Company’s common stock, par value $0,001 per share (the “Common Stock”), as is equal to approximately 1.65% of the Company’s fully-diluted capital stock following the initial closing of the Company’s Series B Preferred Stock financing (the “Series B Financing”). The shares of Common Stock underlying the Stock Option Grant will vest over a period of four (4) years, with 25% of the shares vesting on the one (1) year anniversary of your Start Date, and the remainder of the shares vesting on a monthly basis for a period of 36 months thereafter, provided that as of each such vesting date, your employment with the Company is continuing. In addition, if the Company consummates the second closing of the Series B Financing, promptly following such second closing, subject to Board approval, the Company will grant you an additional incentive stock option (the “Additional Stock Option Grant,” and together with the Initial Stock Option Grant, the “Equity Awards”) to purchase that number of shares of Common Stock, such that when the Additional Stock Option Grant is combined with the shares underlying the Initial Stock Option Grant, you will hold

1.65% of the Company’s fully-diluted capital stock following the second closing of the Series B Financing. The shares of Common Stock underlying the Additional Stock Option Grant will vest over a period of four (4) years, with 25% of the shares vesting on the one (1) year anniversary of the grant date, and the remainder of the shares vesting on a monthly basis for a period of 36 months thereafter, provided that as of each such vesting date, you are continuing to provide services to the Company. In addition the unvested portion of the Equity Awards shall have “double trigger” acceleration, so that if you are terminated by the Company without Cause or resign your employment for Good Reason, in either case within twelve (12) months following a Sale Event (as defined in the Stock Plan (as defined below)) and in a manner that gives rise to the benefits in clauses (a) and (b) of Section 9 below, all of such unvested portion will become fully vested as of your termination or resignation. The Equity Awards constitute mutually agreed upon consideration, which is independent from the continuation of your employment, for your agreement to the Restrictive Covenant Agreement, as defined in Section 10 below. The Equity Awards shall be issued pursuant to the terms of the Company’s 2017 Stock Option and Grant Plan, as amended (the “Stock Plan”) and subject to the terms of a stock option agreement as applicable thereunder (collectively the “Equity Documents”).

7. Benefits/Vacation. You shall be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, shall be made available to you when such benefit(s) become available. You shall be entitled to accrue up to four (4) weeks of vacation per year.

8. At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you your Base Salary plus any accrued but unused vacation through your last day of employment (the “Date of Termination”), and the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

9. Termination Benefits. In the event the Company terminates your employment for any reason, the Company shall pay you the Accrued Obligations. In addition, in the event that (i) the Company terminates your employment without Cause, subject to the process paragraph below, or (ii) you resign from your employment for Good Reason (as defined below), and provided in either case you enter into, do not revoke and comply with the terms of a separation agreement in a form provided by the Company which shall include a general release of claims against the Company and related persons and entities (the “Release”), the Company shall provide you with the following “Termination Benefits”: (a) continuation of your Base Salary for the nine (9) months period that immediately follows the Date of Termination (the “Salary Continuation Payments”); and (b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination (“COBRA Continuation Benefit”) until the earlier of (i) the date that is six (6) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. If you are entitled to Termination Benefits and your employment with the Company is terminated within twelve (12) months following a Sale Event, then in lieu of the above-listed Termination Benefits, the Company shall pay you Salary Continuation Payments and provide you a COBRA Continuation Benefit until the earlier of (i) the date that is twelve (12) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. The Salary Continuation Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Salary Continuation Payment is considered a separate payment.

For purposes of this Agreement,

“Cause” means:

(ii) your indictment for, or plea of nolo contendere to, any crime constituting a felony, or a misdemeanor which involves your fraud, theft, embezzlement, dishonest acts or similar matters involving moral turpitude;

(iii) any material and willful act of theft, dishonesty, embezzlement or misappropriation by you in connection with the performance of your duties as an executive of the Company;

(iv) any willful failure or refusal by you to substantially perform your duties under this Agreement or to obey the lawful directives of the CEO or the Board or breach by you of your representations, warranties, covenants or obligations under this Agreement (including the Restrictive Covenant Agreement) or any other agreement you have with the Company; provided that Company may terminate your employment pursuant to this subsection only if you fail to cure such willful failure or refusal, disobedience or breach within thirty (30) days after receiving written notice from Company describing such failure or refusal, disobedience or breach in reasonable detail;

(iv) your gross negligence, willful misconduct or willful malfeasance in connection with your services to the Company; provided, if such conduct by you is curable, the Company may terminate your employment pursuant to this subsection (iv) only if you fail to cure such conduct within thirty (30) days after receiving written notice from the Company describing such gross negligence, willful misconduct or willful malfeasance in reasonable detail;

(v) any material and willful violation of any written policy of the Company relating to equal employment opportunity, discrimination, harassment or retaliation; provided that the Company may terminate your employment pursuant to this subsection only if you fail to cure such violation within thirty (30) days after receiving written notice from Company describing such violation in reasonable detail; and

(vi) your use of illegal drugs, or excessive use of alcohol or any controlled substance during work hours.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function as CMO (it being understood that the hiring of other C-level executives, such as a CFO, CBO, COO, etc., will not give rise to a material diminution); (ii) a reduction in your Base Salary (other than a reduction applied to all senior management on a proportionate basis, but not to exceed 20%); or (iii) a requirement by the Company that you relocate your principal location of employment to a location that is more than fifty (50) miles of the Greater Boston area.

“Good Reason Process” means that (i) you have reasonably determined in good faith that a Good Reason condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

10. Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s Employee Non-competition, Non-solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”) attached hereto in the Appendix, the terms of which are incorporated by reference herein. You agree that the Equity Award constitutes mutually agreed upon consideration, which is independent from the continuation of your employment, for your agreement to the Restrictive Covenant Agreement. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if were you to breach any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

11. Taxes; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you shall not make any claim against the Company or its Board related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) shall be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

13. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

14. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the CEO. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15. Other Terms. This offer is subject to background and reference checks that are satisfactory to the Company. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/Michael Broxson
Michael Broxson
President and Chief Executive Officer

I have read and accept this employment offer:

/s/Jason Campagna
Jason Campagna
Dated:	2/11/2021